EXHIBIT 21.1 SUBSIDIARIES OF STERIS CORPORATION

STERIS Corporation has no parent company. As of March 31, 2004, its direct and indirect subsidiaries were as follows:

Legal Entity	Domicile
American Sterilizer Company	Pennsylvania
CLBV Limited	United Kingdom
Ecomed, Inc.	Indiana
Global Risk Insurance Company	Vermont
Hamo AG	Switzerland
Hamo Deutschland GmbH	Germany
Hamo Group GmbH	Switzerland
Hamo-Helpex France S.A.	France
Hamo SEA Sdn. Bhd.	Malaysia
Hamo UK Limited	United Kingdom
Hamo USA Inc.	Florida
Hausted, Inc.	Delaware
HSTD LLC	Delaware
HTD Holding Corp.	Delaware
Isomedix Corporation	Canada
Isomedix Inc.	Delaware
Isomedix Operations Inc.	Delaware
SterilTek Holdings, Inc.	Delaware
SterilTek, Inc.	Nevada
STERIS AB	Sweden
STERIS Asia Pacific, Inc.	Delaware
STERIS (Barbados) Corp.	Barbados
STERIS Brasil Servicos Administrativos Ltda.	Brazil
STERIS Canada Corporation	Canada
STERIS Canada Inc.	Canada
STERIS CH Limited	United Kingdom
STERIS Corporation de Costa Rica, S.A.	Costa Rica
STERIS Europe, Inc.	Delaware
STERIS FoodLabs, Inc.	Kansas
STERIS Foreign Sales Corporation	U.S. Virgin Islands
STERIS GmbH	Germany
STERIS Holdings B.V.	Netherlands
STERIS Hong Kong Limited	Hong Kong
STERIS Iberia, S.A.	Spain
STERIS Inc.	Delaware
STERIS International Sales Corporation	Delaware
STERIS Japan Inc.	Japan
STERIS Korea Limited	Korea
STERIS Latin America, Inc.	Delaware
STERIS Limited	United Kingdom
STERIS Mexico, S. de R.L. de C.V.	Mexico
STERIS S.A.	Belgium
STERIS Societe Anonyme	France
STERIS S.r.l.	Italy
STERIS Singapore Pte. Ltd.	Singapore
STERISOnline Inc.	Ohio
Strategic Technology Enterprises, Inc.	Delaware